Exhibit 99.1

CSB BANCORP, INC. REPORTS SECOND QUARTER EARNINGS

Second Quarter Highlights

	Quarter Ended June 30, 2011	Quarter Ended June 30, 2010

Diluted earnings per share	$.35	$.34

Net Income	$972,000	$921,000

Return on average common equity	8.06%	7.90%

Return on average assets	0.87%	0.85%

Millersburg, Ohio – July 26, 2011 – CSB Bancorp, Inc. (OTCBB: CSBB.ob) today announced second quarter 2011 net income of $972 thousand or $.35 per basic and diluted share, as compared to $921 thousand or $.34 per basic and diluted share for the same period in 2010.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 8.06% and 0.87%, respectively, compared with 7.90% and 0.85% for the second quarter of 2010.

Eddie Steiner, President and CEO commented, “Year-to-date earnings are ahead of last year largely because of declining interest expenses. The economy in our market area is improving gradually, while borrowers continue to pay down debt and new loan demand remains relatively soft.”

Revenue totaled $4.9 million for the second quarter of 2011, an increase of 3.5% from second quarter of the prior year. The increase in revenue was primarily attributable to lower interest expense, resulting in a 7% increase in net interest income to $4.2 million for the quarter. Noninterest income totaled $784 thousand, an 11.8% decline from the second quarter 2010. Prior year second quarter noninterest income included a gain of $148 thousand from the sale of investment securities. Excluding this prior year sales gain, current period noninterest income reflected an increase of $43 thousand or 5.8% over the same period of the prior year.

Non-interest expense amounted to $3.3 million during the quarter, an increase of $133 thousand or 4.2% from second quarter 2010. The largest portion of the increase was attributable to increased compensation expense. The Company’s second quarter efficiency ratio was 66.1%, improving from 67.7% for the same quarter in the prior year.

Federal income tax provision totaled $435 thousand for second quarter 2011, compared to $412 thousand for the same quarter in 2010. The quarterly provisions reflect effective tax rates of 30.9% for each of the comparative periods.

Total assets amounted to $450 million on June 30, 2011, down $8 million or 1.6% from December 31, 2010. Total loan balances of $317 million, were 0.3% above the prior year-end, while securities balances of $87 million were up $6.8 million or 8.4% from the prior year-end.

Average total assets during the quarter amounted to $448 million, a decrease of $3 million or 0.8% during the quarter. Average loan balances of $320 million and average securities balances of $86 million were basically unchanged from the immediately preceding quarter.

Average commercial loan balances, including commercial real estate, increased $2 million or 1.0% during the quarter, while average residential mortgage balances declined $3 million or 3.8% during the quarter. The decline of in-house mortgage balances reflects a continuation of slow housing activity and customers selecting secondary market mortgage products because of low prevailing long-term interest rates in those products. Average home equity balances increased $0.7 million or 1.9% during the quarter, while average consumer credit balances increased $0.5 million or 7.4% in second quarter.

Net charge-offs for the quarter totaled $164 thousand as compared to a net recovery of $14 thousand during second quarter 2010. Net charge-offs for the first six months of the year equated to 0.28% of average loans as compared to 0.14% during the same period of the prior year.

Nonperforming assets totaled $4.0 million or 1.3% of total loans plus other real estate at June 30, 2011, compared to $6.3 million or 2.0% at June 30, 2010. Delinquent loan balances as of June 30, 2011 amounted to 1.7% of total loans as compared to 2.4% at June 30, 2010.

The Company funded $190 thousand in loan loss provision during the second quarter and the allowance for loan losses amounted to 1.28% of total loans on June 30, 2011. The ratio of the allowance for loan losses to nonperforming loans stood at 115% on June 30, 2011 as compared to 103% at the end of the prior quarter and 76% as of June 30, 2010.

Average deposit balances declined by $1.0 million during the second quarter, or 0.3%. Total average deposits of $349 million for the quarter were 6.5% above the prior year’s second quarter average.

Within the deposit category, average non-interest-bearing balances were mostly unchanged from the immediate prior quarter. Average interest-bearing checking, money market and traditional savings balances increased $3 million or 2.2% during the quarter, while average time deposit balances decreased $4 million or 2.7%.

The average balance of securities sold under repurchase agreement declined by $0.5 million or 1.6% during the quarter. These repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts. Average borrowings from the Federal Home Loan Bank (“FHLB”) decreased $3 million or 12.2% during the quarter as maturing advances were paid down.

Shareholders’ equity totaled $48.5 million on June 30, 2011 with 2.7 million common shares outstanding at quarter-end. Tangible equity to assets approximated 10.4% on June 30, 2011 as compared to 9.9% at December 31, 2010. The Company declared a common dividend of $.18 per share during the quarter. Based on the June 30, 2011 closing stock price of $15.50 per share, the Company’s annual dividend yield approximates 4.6%. Commenting on the company’s growth plans, Steiner noted, “On June 24, 2011, we announced an agreement to purchase two branch offices in Wooster, Ohio. Subject to regulatory approval and customary closing conditions, we anticipate the transaction will be consummated during fourth quarter 2011. The two additional Wooster locations will be operated as CSB branches and will supplement CSB’s existing commercial banking and trust activities in the Wooster market.”

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $450 million as of June 30, 2011. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with fourteen banking centers in Holmes, Tuscarawas, Wayne and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands except per share data)

	Quarters
EARNINGS	2011 2nd Qtr	2011 1st Qtr	2010 4th Qtr	2010 3rd Qtr	2010 2nd Qtr	2011 6 months	2010 6 months
Net interest income FTE (a)	$4,158	$3,995	$3,959	$4,016	$3,886	$8,153	$7,821
Provision for loan losses	190	280	239	238	239	470	758
Other income	784	761	904	780	889	1,545	1,620
Other expenses	3,283	3,120	3,169	3,215	3,150	6,403	6,191
FTE adjustment (a)	62	61	60	59	53	123	107
Net income	972	896	956	882	921	1,868	1,658
Diluted earnings per share	0.35	0.33	0.35	0.32	0.34	0.68	0.61

PERFORMANCE RATIOS
Return on average assets (ROA)	0.87%	0.80%	0.83%	0.78%	0.85%	0.84%	0.76%
Return on average common equity (ROE)	8.06%	7.67%	7.95%	7.41%	7.90%	7.86%	7.18%
Net interest margin FTE (a)	3.93%	3.78%	3.64%	3.76%	3.76%	3.85%	3.77%
Efficiency ratio	66.13%	65.29%	64.84%	66.72%	67.74%	65.70%	66.27%
Number of full-time equivalent employees	143	142	140	144	144

MARKET DATA
Book value/common share	$17.75	$17.35	$17.24	$17.26	$17.10
Period-end common share mkt value	15.50	15.20	15.57	15.95	15.75
Market as a % of book	87.32%	87.61%	90.31%	92.41%	92.11%
Price-to-earnings ratio	11.48	11.34	12.16	12.56	12.50
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18	0.36	0.36
Common stock dividend payout ratio	51.43%	54.55%	51.43%	56.25%	52.94%
Average basic common shares	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799
Average diluted common shares	2,734,831	2,734,812	2,734,836	2,734,799	2,734,799	2,734,822	2,734,799
Period end common shares outstanding	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799
Common shares repurchased	0	0	0	0	0		0
Common stock market capitalization	$42,389	$41,569	$42,581	$43,620	$43,073

ASSET QUALITY
Gross charge-offs	$178	$316	$621	$459	$20	494	309
Net charge-offs (recoveries)	164	283	615	440	(14)	447	209
Allowance for loan losses	4,054	4,028	4,031	4,407	4,608
Nonperforming assets (NPAs)	3,974	3,943	4,626	5,410	6,335
Net charge-off/average loans ratio	0.21%	0.36%	0.77%	0.55%	(0.02)%	0.28%	0.14%
Allowance for loan losses/period-end loans	1.28	1.25	1.28	1.39	1.48
NPAs/loans and other real estate	1.25	1.22	1.47	1.71	2.03
Allowance for loan losses/nonperforming loans	115.30	102.93	87.84	83.99	75.69

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	10.38%	10.23%	9.90%	10.03%	10.16%
Average equity to assets	10.80	10.49	10.49	10.58	10.70
Average equity to loans	15.13	14.82	15.13	14.97	14.99
Average loans to deposits	91.77	91.44	91.15	93.83	95.24

AVERAGE BALANCES
Assets	$448,205	$451,666	$454,657	$446,099	$436,782	$450,001	$440,838
Earning assets	424,925	428,686	431,661	423,591	414,137	426,795	418,289
Loans	319,906	319,646	315,348	315,355	311,647	319,777	311,717
Deposits	348,601	349,574	345,962	336,089	327,215	349,089	327,092
Shareholders’ equity	48,389	47,387	47,703	47,213	46,724	47,929	46,591

ENDING BALANCES
Assets	$449,552	$445,361	$457,056	$451,586	$441,242
Earning assets	427,281	422,793	434,876	428,895	419,855
Loans	316,581	322,017	315,647	316,909	311,857
Deposits	347,258	348,209	353,491	341,296	329,817
Shareholders’ equity	48,538	47,457	47,154	47,211	46,776

NOTES:

(a) - Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

dollars in thousands, except per share data

	June 30, 2011	June 30, 2010
ASSETS
Cash and cash equivalents
Cash and due from banks	$10,004	$8,481
Interest-earning deposits in other banks	23,234	31,097
Federal funds sold	—	298

Total cash and cash equivalents	33,238	39,876
Securities
Available-for-sale, at fair-value	82,003	71,076
Restricted stock, at cost	5,463	5,463

Total securities	87,466	76,539
Loans held for sale	—	64
Loans	316,581	311,856
Less allowance for loan losses	4,054	4,608

Net loans	312,527	307,248

Goodwill and core deposit intangible	2,101	2,163
Bank owned life insurance	3,014	2,906
Premises and equipment, net	7,727	8,122
Accrued interest receivable and other assets	3,479	4,323

TOTAL ASSETS	$449,552	$441,241

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$64,670	$57,204
Interest-bearing	282,588	272,613

Total deposits	347,258	329,817

Short-term borrowings	32,387	31,088
Other borrowings	19,527	31,955
Accrued interest payable and other liabilities	1,842	1,605

Total liabilities	401,014	394,465

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2011 and 2010	18,629	18,629
Additional paid-in capital	9,994	9,994
Retained earnings	23,557	21,820
Treasury stock at cost - 245,803 shares in 2011 and 2010	(5,015)	(5,015)
Accumulated other comprehensive income	1,373	1,348

Total shareholders’ equity	48,538	46,776

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$449,552	$441,241

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

dollars in thousands, except per share data

	Quarter ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Interest and dividend income:
Loans, including fees	$4,276	$4,286	$8,512	$8,588
Taxable securities	613	648	1,208	1,398
Nontaxable securities	102	82	200	166
Other	11	14	28	33

Total interest and dividend income	5,002	5,030	9,948	10,185

Interest expense:
Deposits	705	877	1,491	1,752
Other	201	320	427	719

Total interest expense	906	1,197	1,918	2,471

Net interest income	4,096	3,833	8,030	7,714
Provision for loan losses	190	239	470	758

Net interest income after provision for loan losses	3,906	3,594	7,560	6,956

Non-interest income
Service charges on deposits accounts	279	286	524	555
Trust services	190	124	350	266
Securities gains (losses), net	—	148	—	148
Gain on sale of loans	29	45	99	91
Other	286	286	572	560

Total non-interest income	784	889	1,545	1,620

Non-interest expenses
Salaries and employee benefits	1,793	1,744	3,556	3,349
Occupancy expense	204	192	423	412
Equipment expense	123	124	243	251
Franchise tax expense	135	135	270	270
Professional and director fees	177	170	336	324
Federal deposit insurance	108	163	218	308
Amortization of intangible assets	16	16	31	31
Other expenses	727	606	1,326	1,246

Total non-interest expenses	3,283	3,150	6,403	6,191

Income before income tax	1,407	1,333	2,702	2,385
Federal income tax provision	435	412	834	727

Net income	$972	$921	$1,868	$1,658

Net income per share:
Basic	$0.35	$0.34	$0.68	$0.61

Diluted	$0.35	$0.34	$0.68	$0.61

Note: Certain prior year balances have been reclassified to conform to the current year presentation.